         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1998
                                                  REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                       --------------------------------------
                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                       --------------------------------------
                            CENTURA SOFTWARE CORPORATION
               (Exact Name of Registrant as Specified in Its Charter)
                       --------------------------------------
               CALIFORNIA                         94-2874178
     (State or Other Jurisdiction of           (I.R.S. Employer
     Incorporation or Organization)          Identification Number)

                                  975 ISLAND DRIVE
                         REDWOOD SHORES, CALIFORNIA  94065
                                   (650) 596-3400
         (Address, Including Zip Code, and Telephone Number, Including Area
                 Code, of Registrant's Principal Executive Offices)
                       --------------------------------------
                                SCOTT R. BROOMFIELD
                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  975 ISLAND DRIVE
                         REDWOOD SHORES, CALIFORNIA  94065
                                   (650) 596-3400
 (Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                                 Agent for Service)
                       --------------------------------------
                                     COPIES TO:

                                  CRAIG W. JOHNSON
                                  JOHN V. BAUTISTA
                                  FRANCES JOHNSTON
                                 VENTURE LAW GROUP
                             A Professional Corporation
                                2800 Sand Hill Road
                               Menlo Park, CA  94025
                           ------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           ------------------------------
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     TITLE OF EACH CLASS OF         AMOUNT TO BE       PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED     REGISTERED (1)         PRICE PER UNIT (1)             OFFERING PRICE (1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01        3,767,456               $1.984375                   $7,476,045.50               $2205.44

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on The Nasdaq SmallCap on April 22, 1998 pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            CENTURA SOFTWARE CORPORATION

                                  3,767,456 SHARES
                                    COMMON STOCK
                         ---------------------------------
     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                       ----------------------------------------
     All references herein to "Centura" or the "Company" mean Centura Software Corporation unless otherwise indicated by the context.

     The 3,767,456 shares of Centura Software Corporation Common Stock, $0.01 par value, covered by this Prospectus (the "Shares") are offered for the account of certain shareholders of the Company (the "Selling Shareholders"). The Shares were issued (or are issuable upon exercise of warrants issued) to the Selling Shareholders in connection with a Warrant Purchase Agreement dated February 27, 1998 between the Company and Computer Associates International, Inc. ("CA") (the "CA Warrant"), a private placement of Company Common Stock and issuance of warrants to purchase Common Stock (the "Private Placement Warrants") on
February 27, 1998 (the "Private Placement"), and Common Stock Warrants issued to Rochon Capital Group, Ltd. on February 27, 1998 in consideration for services performed in connection with the foregoing and related transactions (the "Rochon Warrants", and together with the CA Warrant and the Private Placement Warrants, the "Warrants"). For additional information concerning the CA Warrant, the Private Placement and issuance of the Rochon Warrants, see "Issuance of Common Stock and Warrants to Selling Shareholders." The Selling Shareholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Shareholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     Each of the Selling Shareholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

     On April 22, 1998, the last sale price of the Company's Common Stock on The Nasdaq SmallCap Market was $1.875 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            UNDERWRITING        PROCEEDS TO
                             PRICE TO       DISCOUNTS AND   SELLING SHAREHOLDERS
                               PUBLIC       COMMISSIONS(1)     SHAREHOLDERS(1)
--------------------------------------------------------------------------------
 Per Share..............   See Text Above   See Text Above      See Text Above
 Total..................
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) All expenses of registration of the Shares, estimated to be approximately $12,000.00 shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Shareholders are payable individually by the Selling Shareholders.

                   THE DATE OF THIS PROSPECTUS IS MAY ___, 1998

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, and proxy and information statements, and other information filed by the registrant with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the registrant is an electronic filer and copies of such material may be retrieved from the Web site (http://www.sec.gov) maintained by the Commission.

     Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on The Nasdaq SmallCap Market under the symbol "CNTR." Reports, proxy and information statements and other information about the Company may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                       INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     2. The Company's Current Reports on Form 8-K and 8-K/A filed with the Commission on January 30, 1998, February 27, 1998 and March 2, 1998.

     3. The Company's preliminary Proxy Statement dated April 30, 1998 filed in connection with the Company's June 17, 1998 Annual Meeting of Shareholders.

     4. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed with the Commission on December 17, 1992, as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed with the Commission on January 29, 1993 and Amendment No. 2 to the Registration Statement on Form 8-A filed with the Commission on February 4, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Chief Financial Officer, Centura Software Corporation, 975 Island Drive, Redwood Shores, California 94065, telephone: (650) 596-3400.

                                     THE COMPANY

     Centura Software Corporation (the "Company" or "Centura"), formerly Gupta Corporation, provides a suite of computer software products useful to application developers in building and deploying component based distributed business applications. The Company's product lines include a family of embedded databases, (SQLBASE), application development tools, (CENTURA TEAM DEVELOPER, THE 32-BIT VERSION OF SQLWINDOWS, SQLWINDOWS AND CENTURA NET.DB) and PC-to-mainframe connectivity products (SQLHOST). Now in its seventh generation, SQLBASE was the first Relational Database Management System ("RDBMS") available in the PC and PC LAN environment offering similar RDBMS functions previously found only in high-end databases. The Company's products have historically been market leaders in the Windows client/server environment, used both in work-group/departmental business applications, as well as packaged applications sold by third party software vendors to small and medium size businesses. The Company is continuing to enhance its existing Windows client product line. At the same time, the Company is enhancing its products into new market opportunities for thin-clients (the World Wide Web, Portable Device Applications ("PDAs") and smart appliances). In these markets, a small memory requirement (or "footprint"), client/server or embedded application and database architecture has a natural fit. (The Internet is also referred to hereinafter as the "World Wide Web" or the "Web" and corporate internal Webs are referred to as "Intranets").

     The Company's embeddable database, SQLBASE, is a robust, small footprint RDBMS, which requires no database administrator ("DBA"). Business applications that embed SQLBASE operate with a single set of source code on a desktop PC, a PC LAN, the Web, and connected mobile client environments. The Company's development tools, CENTURA TEAM DEVELOPER and SQLWINDOWS, are 4GL object oriented tools offering improved programmer productivity. The Company recently introduced CENTURA NET.DB, a browser-based SQL to HTML Web authoring tool. CENTURA NET.DB makes it easy to connect corporate databases with end users, providing dynamic access to SQL databases in JavaScript enabled Web browsers. In addition, as CENTURA NET.DB is browser based, it can run on any client platform capable of running a browser. SQLHOST allows organizations to integrate DB2 or legacy data into a client/server environment without compromising performance, control, or security.

     The primary customers of Centura products are application developers (including Fortune 1000 developers who deploy Centura products throughout company branch offices and customers' offices), Independent Software Vendors who develop and deploy shrink-wrapped, packaged applications for small and medium size business, and Value Added Resellers who develop customized software for end-users. A new set of customers is emerging which embed SQLBASE in smart and/or mobile electronic devices, such as the government of Mexico which imbeds SQLBASE in Smart Cards for NAFTA export control. Some application developers deploy both the embedded database and the application development tools in their applications. Other developers deploy only the embedded database, connecting SQLBASE to other business logic application tools such as Java or Visual Basic, or to application development tools sitting on top of other, larger databases.

     The Company has established multiple distribution channels that provide broad market coverage for its products and address the specific needs of its varied customer segments worldwide. The Company's products are used in at least 75 countries. Its customers include Automatic Data Processing, Aurum, CamData, Citibank N.A., Daimler-Benz, Ford Motor Company, SQL Financials, IFS, Help Desk Software, Norfolk Southern, Ontario Hydro, Lilly Software, Siemens-Nixdorf Informations Systeme AG, The Southern Company, United Airlines, United Parcel Service, Deutsch Bank, M-5, Xerox, Computer Associates, and the governments of Mexico, France, Australia and the United Kingdom.

     The Company was originally incorporated in California under the name Plum Computers, Inc. on February 16, 1983. It completed its initial public offering of Common Stock on February 11, 1993 under the name Gupta Corporation and subsequently changed its name to Centura Software Corporation on September 26, 1996. The Company's principal executive offices are located at 975 Island Drive, Redwood Shores, California 94065 and its telephone number at that location is (650) 596-3400.

                                     RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

     CHANGES IN STRATEGIC DIRECTION: RESTRUCTURING. In efforts to stem losses and maximize return on the Company's core assets and technologies, the Company has restructured its operations and announced changes in strategic direction several times in recent financial periods. The first of these changes, which began in December 1995, encompassed a change in the Company's name from Gupta Corporation to Centura Software Corporation and the identification of a flagship product bearing the name CENTURA. In early 1997, the Company refocused its marketing and sales efforts away from RDBMS and development tools products to a middleware connectivity product and undertook a proposed merger with Infospinner, Inc., ("InfoSpinner") for which the Company did not obtain required shareholder approval within the specified time frame and, as such, was not consummated. In the second half of 1997, the Company restructured and refocused operations on its core competencies, products and technologies and terminated its distribution arrangement with Infospinner. There can be no assurance that the restructuring efforts the Company has engaged in to date will be successful or that the Company will be able to sustain profitability on a quarterly or annual basis. In addition, there can be no assurance that the Company's management will not deem it appropriate to undertake other major restructuring efforts or changes in strategic direction in the future or to what degree any of these efforts will result in improved operational performance, if at all.

     RECENT CHANGES IN SENIOR MANAGEMENT. In the fourth quarter of 1997, the Company announced significant changes in senior management. Such changes included the appointment of Scott R. Broomfield as Chief Executive Officer, John
W. Bowman as Chief Financial Officer, and Kathy Lane as Senior Vice President of Marketing, and the election of Messrs. Jack King, Phillip Koen, Jr., and Earl Stahl to the Company's Board of Directors, and the retirement of Samuel M. Inman, III, Earl Stahl and Richard Gelhaus from their positions as officers of the Company. In February 1998 the Company announced the election of Messrs. William D. Nicholas and Peter Micciche to the Board of Directors and the appointment of Scott R. Broomfield to the position of Chairman & CEO. There can be no assurance that the new management team will be successful in execution of its objectives or that the successful execution of these objectives will result in improved operating results or financial position of the Company.

     DEPENDENCE ON KEY PERSONNEL. The Company's future performance is substantially dependent on the performance of its executive officers and key product development, technical, sales, marketing and management personnel. The Company does not have employment or non-competition agreements with any of its employees. The loss of the services of any executive officer or other key technical or management personnel of the Company for any reason could have a material adverse effect on the business, operating results and financial condition of the Company. In addition, the Company needs to recruit a Vice President, Engineering/Chief Technology Officer. The Company considers this position critical to the success of its ongoing competitive position in defined markets and operations. There can be no assurance that an appropriate individual will be located to fill this position on a timely basis on terms reasonable to the Company, or at all.

     The future success of the Company also depends on its continuing ability to identify, hire, train, motivate and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense and the Company has experienced difficulty in identifying and hiring qualified engineering and software development personnel. There can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse effect upon its business, operating results and financial condition.

     RECENT COMPANY LOSSES; FLUCTUATIONS IN QUARTERLY RESULTS. The Company has experienced in the past and may in the future continue to experience significant fluctuations in quarterly operating results. The Company reported a loss of $0.6 million for fiscal year 1997, a profit of $2.0 million for 1996, and a loss of $44.1 million for 1995. There can be no assurance that the restructuring efforts the Company has engaged in to date will be successful or that the Company will be able to sustain profitability on a quarterly or annual basis. Many of the Company's product licensing arrangements are subject to revenue recognition on a per-unit deployed basis as the Company's deferred obligation to such customers is gradually extinguished. Revenue recognition in such cases is therefore dependent upon the business activities of the Company's customers and the timely and accurate reporting of such activities to the Company, which makes predictability of the related revenue extremely uncertain. In addition, quarterly operating results of the Company will depend on a number of other factors that are difficult to forecast, including, general market demand for the Company's products; the size and timing of individual orders during a quarter; the Company's ability to fulfill such orders; introduction, localization or enhancement of products by the Company; delays in the introduction and/or enhancement of products by the Company and its competitors; market acceptance of new products; reviews in the industry press concerning the products of the Company or its competitors; software "bugs" or other product quality problems; competition and pricing in the software industry; sales mix among distribution channels; customer order deferrals in anticipation of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions; changes in operating expenses; changes in the Company's strategy; personnel changes; foreign currency exchange rates; mix of products sold; inventory obsolescence; product returns and rotations; and general economic conditions. Sales of the Company's products also may be negatively affected by delays in the introduction or availability of new hardware and software products from third parties. The Company's financial results also may vary as a result of seasonal factors including year and quarter end purchasing and the timing of marketing activities, such as industry conventions and tradeshows.

     Although the Company has operated historically with little or no backlog of traditional boxed product shipments, it has experienced a seasonal pattern of product revenue decline between the fourth quarter and the succeeding first quarter, contributing to lower worldwide product revenues and operating results during such quarters. It has generally realized lower European product revenues in the third quarter as compared to the rest of the year. The Company has also experienced a pattern of recording a substantial portion of its revenues in the third month of a quarter. As a result, product revenues in any quarter are dependent on orders booked in the last month. Because the Company's staffing and other operating expenses are based in part on anticipated net revenues, a substantial portion of which may not be generated until the end of each quarter, delays in the receipt or shipment of orders, including delays that may be occasioned by failures of third party product fulfillment firms to produce and ship products, or the actual loss of product orders can cause significant variations in operating results from quarter to quarter. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales of the Company's products in relation to the Company's expectations could have an immediate adverse impact on the Company's business, operating results and financial condition. To the extent that the Company's expenses exceed expected revenues in any fiscal period, its business, operating results and financial condition could be materially and adversely affected. Due to the foregoing factors, it is likely that the Company's operating results may, during any fiscal period, fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's common stock could be materially and adversely affected.

     VOLATILITY OF THE COMPANY'S COMMON STOCK PRICE. The market for the Company's common stock is highly volatile. The trading price of the Company's common stock fluctuated significantly in 1997, 1996 and 1995, and may continue to be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of new products or customer contracts by the Company or its competitors, litigation and other factors. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of the Company's common stock in any given period. Additionally, the Company may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter, which could result in an even more immediate and adverse effect on the trading of the Company's common stock. Finally, the Company participates in a highly dynamic industry, which often results in significant volatility of its common stock price.

     DILUTIVE AND POTENTIAL DILUTIVE EFFECT TO SHAREHOLDERS. The Company has engaged in a number of transactions which have resulted in dilution to the Company's shareholders. On May 2, 1994, a lawsuit was filed against the Company and certain of its officers and directors by a holder of the

Company's common stock, on his own behalf and purportedly on behalf of a class of others similarly situated (the "Class Action Lawsuit"). The Company reached a binding settlement agreement (the "Settlement Agreement") with plaintiffs' counsel in the lawsuit, and gained court approval of the Settlement Agreement on September 30, 1996. As part of the settlement, the Company agreed to provide up to a maximum of 2,500,000 shares of its common stock (the "Settlement Shares") to a fund to be distributed among the members of the plaintiff class. As of December 31, 1997, 2,500,000 Settlement Shares had been issued and distributed in full settlement of the Class Action Lawsuit. Issuance of the Settlement Shares was exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 3(a)(10) of the Securities Act, which provides for exemption of registration under the Securities Act for securities issued pursuant to terms and conditions which have been approved, after a hearing on the fairness of such terms and conditions, by a United States court. As a result, the Settlement Shares, when issued and delivered in accordance with the Settlement Agreement approved by the United States District Court for the Northern District of California, were fully tradable, fully paid and non-assessable.

     In February 1998, Computer Associates, Inc. ("CA"), and Newport Acquisition Company, LLP ("NAC") entered into a Note Purchase and Sale Agreement (to which the Company consented) and the Company and NAC entered into a Note Conversion Agreement (collectively, the "Agreements"). Under the terms of the Agreements, the Company's promissory note, plus accrued interest, in the amount of $12,251,000, payable to CA (the "CA Note") was acquired by NAC, and immediately converted into 11,415,094 shares of the Company's common stock (the "Conversion Shares"). Concurrently with execution of the Agreements, the Company and NAC entered into an Investor Rights Agreement (the "Rights Agreement") wherein the Company agreed to register the Conversion Shares under the Securities Act, effective February 27, 1999.

     Also in February 1998, pursuant to the terms a Common Stock and Warrant Purchase Agreement, the Company completed a management-led private placement of 2,330,191 shares of the Company's common stock (the "Private Placement"), resulting in gross proceeds to the Company of $2,470,000. Transaction costs associated with both the Agreements and the Private Placement are approximately $569,000. The Company has agreed to register the Private Placement shares under the Securities Act.

     In June 1997, the Company issued warrants to purchase 90,000 and 10,000 shares of common stock to Pacific Business Funding Corporation and its affiliate Sand Hill Capital, LLC, respectively, at an exercise price of $2.094 per share. The warrants expire on June 30, 2002. In February 1998, in connection with the Agreements, the Company entered into a Warrant Purchase Agreement with CA wherein the Company issued and sold to CA, a warrant to purchase 500,000 shares of the Company's common stock (the "CA Warrant"). The CA Warrant is exercisable at $1.906 per share and expires on February 27, 2003. The Company has agreed to register the shares issuable upon exercise of the CA Warrant under the Securities Act, no later than April 29, 1998. Also in February 1998, in connection with the Private Placement the Company issued warrants to purchase 582,548 shares of the Company's common stock at an exercise price of $1.25 per share (the "Private Placement Warrants"). The Private Placement Warrants expire on February 27, 2003. Also, in consideration of services rendered in connection with the Private Placement and the Agreements, the Company issued to Rochon Capital Group, Ltd. warrants to purchase 354,717 shares of the Company's common stock at an exercise price of $2.12 (the "Rochon Warrants"). The Rochon Warrants expire on February 27, 2003. The Company has agreed to register the shares issuable under the terms of the Private Placement Warrants and the Rochon Warrants under the Securities Act.

     From time to time, the Company issues shares of common stock pursuant to its 1992 Employee Stock Purchase Plan and pursuant to options granted under its 1995 Incentive Stock Option Plan, 1998 Employee Stock Option Plan and 1996 Directors' Stock Option Plan. Additional options remain outstanding and are exercisable pursuant to the Company's 1986 Incentive Stock Option Plan, which terminated in July 1996. In addition, the Company has issued non-plan options to purchase an aggregate of 1,500,000 shares of common stock to the Company's Chief Executive Officer, Chief Financial Officer and Sr. Vice President of Marketing. In March 1998, the Company's Board of Directors approved the 1998 Employee Stock Option Plan, under which options to purchase 1,415,000 shares of common stock are issuable to non-officer employees.

     Future issuance of such shares of the Company's common stock pursuant to any of the foregoing will dilute the beneficial ownership of existing Company shareholders.

     NEED FOR ADDITIONAL EQUITY FINANCING. The Company may be required to seek additional equity financing to finance the acquisition of new products and technologies, capital equipment and continuing operations. If the Company needs further financing, there can be no assurance that it will be available on reasonable terms or at all. Any additional equity financing will result in dilution to the Company's shareholders.

     NEW PRODUCT RISKS; RAPID TECHNOLOGICAL CHANGE. The markets for the Company's software products and services are characterized by rapid technological developments, evolving industry standards, swift changes in customer requirements and computer operating environments, and frequent new product introductions and enhancements. As a result, the success of the Company depends substantially upon its ability to continue to enhance existing products, develop and introduce in a timely manner, new products incorporating technological advances and meet increasing customer expectations, all on a timely and cost-effective basis. To the extent one or more competitors introduce products that better address customer needs, the Company's businesses could be adversely affected. The Company's success will also depend on the ability of its primary products, SQLBASE, CENTURA TEAM DEVELOPER, SQLWINDOWS, CENTURA NET.DB, and SQLHOST, to perform well with existing and future leading, industry-standard application software products intended to be used in connection with RDBMS. Any failure to deliver these products as scheduled or their failure to achieve early market acceptance as a result of competition, technological change, failure of the Company to timely release new versions or upgrades, failure of such upgrades to achieve market acceptance or otherwise, could have a material adverse effect on the business, operating results and financial condition of the Company. In addition, commercial acceptance of the Company's products and services could be adversely affected by critical or negative statements or reports by industry and financial analysts concerning the Company and its products, or other factors such as the Company's financial performance. If the Company is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions or customer requirements, its business, operating results and financial condition could be materially and adversely affected. The Company depends substantially upon internal efforts for the development of new products and product enhancements. The Company has in the past experienced delays in the development of new products and product versions, which resulted in loss or delays of product revenues, and there can be no assurance that the Company will not experience further delays in connection with its current product development or future development activities. Also, software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. The Company has in the past discovered software errors in certain of its new products and enhancements, respectively, after their introduction. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments, resulting in adverse product reviews and a loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     From time to time, the Company or its competitors may announce new products, product versions, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. The Company has historically experienced increased returns of a particular product version following the announcement of a planned release of a new version of that product. The Company provides allowances for anticipated returns, and believes its existing policies result in the establishment of allowances that are adequate, and have been adequate in the past, but there can be no assurance that product returns will not exceed such allowances in the future. The announcement of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, which could have a material adverse effect on business, operating results and financial condition of the Company.

     YEAR 2000 ISSUE. The "Year 2000 Issue" arises because most computer systems and programs were designed to handle only a two-digit year, as opposed to a four digit year. When the year 2000 begins these computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. As customers and potential customers of the Company begin to devote incremental resources to this issue, resources previously allocated to other information systems requirements may be redirected to address the Year 2000 issue. To the extent that the Company's products are not selected as part of customers' overall Year 2000 solution, redirection of these customer resources could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Year 2000 Issue creates risk for the Company from unforeseen problems in its internal computer systems and from third parties with which the Company interacts. Such failures of the Company's and/or third parties' computer systems could have a material impact on the Company's ability to conduct its business, and to process and account for the transfer of funds electronically.

     EMBEDDABLE DATABASE MARKET. Since database capacity is often indicative of differences in customer application, segments within the PC client/server market in which the Company competes can generally be distinguished and segregated by the target capacity of the database utilized. The Company generally markets its database products in environments utilizing capacity ranging from small, five kilobyte Smart Card environments to those in excess of five Gigabytes. Competitors of the Company, including Microsoft, Oracle, CA, IBM, Sybase, Borland, Pervasive, and Informix, generally have product offerings which compete with the Company's products in some or all of these capacity ranges. In addition, some of these competitors are providers of sophisticated database software, originally designed and marketed primarily for use with mainframes and minicomputers, which, if successfully re-configured to provide similar functionality in Windows or browser clients, or smaller capacity environments, could materially and adversely impact the Company's revenues, results of operations and financial condition.

     COMPETITION. The market for embedded databases and application development tools system software is intensely competitive and rapidly changing. The Company's products are specifically targeted at the emerging portion of this market relating to embeddable PC and Web client/server software, and the Company's current and prospective competitors offer a variety of solutions to address this market segment. The Company faces competition from providers of application development software, such as Oracle, Sybase's Powersoft Division, Microsoft, and Borland, and connectivity software competitors such as IBM. The Company also faces potential competition from vendors of applications development tools based on 4GLs (generation languages) or CASE (Computer Aided Software Engineers) technologies. With the emergence of the World Wide Web as an important platform for application development and deployment and a variety of newly created Java based development tools, additional competitors or potential competitors have emerged.

     Many of the Company's competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed base, than the Company. In addition, many competitors have established relationships with customers of the Company. The Company's competitors could in the future introduce products with more features and lower prices than the Company's offerings. These companies could also bundle existing or new products with more established products to compete with the Company. Furthermore, as the PC and Web client/server market expands, a number of companies, with significantly greater resources than the Company, could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors of the Company, or by introducing products specifically designed for the PC and Web client/server market.

     The principal competitive factors affecting the market for the Company's products include breadth of distribution and name recognition, product architecture, performance, functionality, price, product quality, customer support. The Company experienced increased competition during 1997, 1996, and 1995, resulting in loss of market share. The Company must continue to introduce enhancements to its existing products and offer new products on a timely basis in order to remain competitive. However, even if the Company introduces such products in this manner, it may not be able to compete effectively because of the significantly larger resources available to many of the Company's competitors. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

     MARKET ACCEPTANCE OF PC CLIENT/SERVER SYSTEMS. To date, substantially all of the Company's revenues have been derived from the licensing of software products for PC client/server systems and licensing of such products is expected to continue to account for substantially all of the Company's revenues for the foreseeable future. With the increasing focus on enterprise-wide systems that embrace the World Wide Web, some customers may opt for solutions that favor mainframe or mini-computer solutions with associated Web connectivity. Accordingly, some companies may abandon use of PC client/server systems, which could have a material adverse effect on the Company's future success.

     COMPONENT SOFTWARE MARKETS. The advent of so-called "component" software may alter the way in which customers buy software. In this structure, logical statements or discreet "units of activity" can be distributed pursuant to executable statements within a Windows or Browser client environment. As specific software functionality can be bundled into smaller units or objects rather than in broad, highly functional products such as the Company's development tools, customers may be less willing to buy such broad, highly functional products. If such a trend continues, the Company may choose to introduce component-type products. The costs and efforts necessary to package and distribute such components are largely unknown and there can be no assurance that the Company will be able to repackage and distribute its products in such a component-type software structure, in an efficient manner, or at all.

     INTERNET SOFTWARE MARKET. The market for Internet software in general, and the segments of such market addressed by the Company's products in particular, are relatively new. The future financial performance of the Company will depend in part on the continued expansion of this market and these market segments and the growth in the demand for other products developed by the Company, as well as increased acceptance of the Company's products by MIS professionals. There can be no assurance that the Internet software market and the relevant segments of the market will continue to grow, that the Company will be able to respond effectively to the evolving requirements of the market and market segments, or that MIS professionals will accept the Company's products. If the Company is not successful in developing, marketing, localizing and selling applications that gain commercial acceptance in these markets and market segments on a timely basis, the Company's business, operating results and financial condition could be materially and adversely affected.

     DEPENDENCE UPON DISTRIBUTION CHANNELS. The Company relies on relationships with value-added resellers and independent third party distributors for a substantial portion of its sales and revenues. Some of the Company's resellers and distributors also offer competing products. Most of the Company's resellers and distributors are not subject to any minimum purchase requirements, they can cease marketing the Company's products at any time, and they may from time to time be granted stock exchange or rotation rights. Moreover, the introduction of new and enhanced products may result in higher product returns and exchanges from distributors and resellers. Any product returns or exchanges in excess of recorded allowances could have a material adverse effect on the Company's business, operating results and financial condition. The Company also maintains strategic relationships with a number of vertical software vendors and other technology companies for marketing or resale of the Company's products. Any termination or significant disruption of the Company's relationship with any of its resellers or distributors, or the failure by such parties to renew agreements with the Company, could materially and adversely affect the Company's business, operating results and financial condition. Since 1994 the Company has reduced its resources devoted to North American corporate sales and also decreased its expenditures on corporate and product marketing. Failure of the Company to successfully implement, support and manage its sales strategies could have a material adverse effect on the Company.

     The distribution channels through which client/server software products are sold have been characterized by rapid change, including consolidations and financial difficulties of distributors, resellers and other marketing partners including certain of the Company's current distributors. The bankruptcy, deterioration in financial condition or other business difficulties of a distributor or retailer could render the Company's accounts receivable from such entity uncollectible, and this could result in a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that distributors will continue to purchase the Company's products or provide the Company's products with adequate promotional support. Failure of distributors to do so could have a material and adverse effect on the Company's business, operating results and financial condition.

     In a number of international markets the Company has entered into quasi-exclusive, multi-year agreements with independent companies that have also licensed the use of the Company's name. These agreements are in place to increase the Company's opportunities and penetration in such markets where the rapid adoption of client/server technologies is anticipated. While the Company believes that to date these agreements have increased the Company's penetration in such markets, there can be no certainty that this performance will continue nor that these relationships will remain in place. The Company's future cost of maintaining its business in these markets could increase substantially if these agreements are not renewed.

     DEPENDENCE ON THIRD-PARTY ORGANIZATIONS. The Company is increasingly dependent on the efforts of third party "partners", including consultants, system houses and software developers to implement, service and support the Company's products. These third parties increasingly have opportunities to select from a very broad range of products from the Company's competitors, many of whom have greater resources and market acceptance than the Company. In order to succeed, the Company must actively recruit and sustain relationships with these third parties. There can be no assurance that the Company will be successful in recruiting new partners or in sustaining its relationships with its existing partners.

     INTERNATIONAL SALES AND OPERATIONS. International sales represented 58%, 60% and 61% of the Company's net revenues for the years ended December 31, 1997, 1996 and 1995, respectively. A key component of the Company's strategy is continued expansion into international markets, and the Company currently anticipates that international sales, particularly in new and emerging markets, will continue to account for a significant percentage of total revenues. The Company will need to retain effective distributors, and hire, retain and motivate qualified personnel internationally to maintain and/or expand its international presence. There can be no assurance that the Company will be able to successfully market, sell, localize and deliver its products in these international markets. In addition to the uncertainty as to the Company's ability to sustain or expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements and government controls, problems and delays in collecting accounts receivable, tariffs, export license requirements and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political and economic instability, fluctuations in currency exchange rates, seasonal reductions in business activity during summer months in Europe and certain other parts of the world, restrictions on the export of critical technology, and potentially adverse tax consequences, which could adversely impact the success of international operations. Sales of the Company's products are denominated both in local currencies of the respective geographic region and in US dollars, depending upon the economic stability of that region and locally accepted business practices. Accordingly, any increase in the value of the US dollar relative to local currencies in these markets may negatively impact revenues, results of operations and financial condition. An increase in the relative value of the US dollar would serve to increase the relative foreign currency cost to the customer of a US dollar denominated purchase, which may negatively affect the Company's sales in foreign markets. In addition, the US dollar value of a sale denominated in a region's local currency decreases in proportion to relative increases in the value of the US dollar. In addition, effective copyright and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business, operating results and financial condition.

     PROPRIETARY RIGHTS. The success and ability of the Company to compete is dependent in part upon the Company's proprietary technology. While the Company relies on trademark, trade secret and copyright laws to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and customer support are more essential to establishing and maintaining a technology leadership position. The Company has one patent with respect to its SQLWINDOWS and CENTURA TEAM DEVELOPER products. The Company believes that the ownership of patents is not presently a significant factor in its business and that its success does not depend on the ownership of patents, but primarily on the innovative skills, technical competence and marketing abilities of its personnel. Also, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use their products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

     The Company generally enters into confidentiality or license agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that is regarded as proprietary. Policing such unauthorized use is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of the Company's technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     There can be no assurance that third parties will not claim infringement by the Company with respect to current or future products, and the Company expects that it will increasingly be subject to such claims as the number of products and competitors in the client/server and Internet connectivity software market grows and the functionality of such products overlaps with other industry segments. In the past, the Company has received notices alleging that its products infringe trademarks of third parties. The Company has historically dealt with and will in the future continue to deal with such claims in the ordinary course of business, evaluating the merits of each claim on an individual basis. There are currently no material pending legal proceedings against the Company regarding trademark infringement. Any such third party claims, whether or not they are meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company, or at all. If the Company was found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     MANAGEMENT OF POTENTIAL GROWTH. In recent years, the Company has experienced both expansion and contraction of its operations each of which has placed significant demands on the Company's administrative, operational and financial resources. To manage future growth, if any, the Company must continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its work force. There can be no assurance that the Company will be able to perform such actions successfully. The Company intends to continue to invest in improving its financial systems and controls in connection with higher levels of operations. Although the Company believes that its systems and controls are adequate for the current level of operations, the Company anticipates that it may need to add additional personnel and expand and upgrade its financial systems to manage any future growth. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition.

     LEGAL PROCEEDINGS. On September 17, 1997, Technology Venture (Software) Holdings Limited, formerly known as Eagerquest Investments Limited ("Eagerquest") filed suit against the Company in the United States District Court for the Central District of California alleging that the Company acted improperly in terminating its contract with Eagerquest for the distribution of the Company's products in the territories of Hong Kong and China and that the Company's actions illegally damaged Eagerquest. The Company believes that its actions were within its rights under its contract with Eagerquest and that the allegations are without merit. The Company intends to defend itself vigorously in this action and that the outcome will not have a material adverse affect on the Company's financial situation or business prospects.

     Other than the above, there are currently no material pending legal proceedings against the Company or any of its subsidiaries. The Company operates in an environment, however, where litigation may occur in the course of its normal business operations. In the complex and volatile industry in which the Company operates, disputes, litigation, regulatory proceedings and other actions are a necessary risk of doing business. There can be no assurance that the Company will not participate in such legal proceedings and that the costs and charges will not have a material adverse impact on the Company's future success.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders pursuant to this registration statement.

                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Centura's Articles of Incorporation limit the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the California Corporations Code ("California Law"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recission. The limitation on monetary liability also does not apply to liabilities arising under the federal securities laws.

     Centura's Bylaws provide that Centura shall indemnify its directors and officers to the fullest extent permitted by California Law, including circumstances in which indemnification is otherwise discretionary under California Law. The Company has entered into indemnification agreements with its officers and directors containing provision which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require Centura, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

     Centura believes that the limitation provision in its Articles of Incorporation and the indemnification provisions in its Articles of Incorporation, Bylaws and indemnification agreements will facilitate Centura's ability to continue to attract and retain qualified individuals to serve as directors of Centura. Centura has also obtained directors and officers' liability insurance covering, subject to certain exceptions, actions taken by Centura's directors and officers in their capacities as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING SHAREHOLDERS

     On February 27, 1998, the Company (i) issued and sold to Computer Associates International, Inc. ("CA") a common stock purchase warrant exercisable for 500,000 shares of the Company's Common Stock, (ii) privately placed 2,330,191 shares of its Common Stock and warrants to purchase 582,548 shares of its Common Stock to certain purchasers (the "Private Placement Purchasers") pursuant to the terms of a Common Stock and Warrant Purchase Agreement by and between the Company and the Private Placement Purchasers, and
(iii) issued to Rochon Capital Group, Ltd. ("Rochon") in consideration for services rendered by Rochon in connection with the foregoing and related transactions warrants to purchase 354,717 shares of its Common Stock. CA, the Private Placement Purchasers and Rochon are also referred to collectively herein as the "Selling Shareholders". This Prospectus covers the 3,767,456 shares of the Company's Common Stock issued (or issuable upon exercise of the Warrants issued) to the Selling Shareholders.

                                 PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Shareholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. Each Selling Shareholder will also pay all applicable transfer taxes and all fees and disbursements of counsel for such Selling Shareholder incurred in connection with the sale of shares.

     Each Selling Shareholder has advised the Company that during such time as such Selling Shareholder may be engaged in the attempt to sell Shares registered hereunder, such person will:

     (i) not engage in any stabilization activity in connection with any of the Company's securities;

     (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person;

     (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;

     (iv) not effect any sale of distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     (v) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

     The Selling Shareholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all the Shares registered pursuant to this Prospectus or such date as the Company shall be satisfied that each holder of Shares can sell all of the Shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event after February 27, 2000. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

     The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of April 20, 1998, as of which date 29,533,558 shares of the Company's Common Stock were issued and outstanding, with respect to the Selling Shareholders:


                                              Shares Beneficially             Shares of             Shares Beneficially
                                                 Owned Prior                 Common Stock              Owned After
 Name Of Selling Shareholder                   to the Offering(1)          Offered Hereby(1)        the Offering(1)(2)
----------------------------                 ---------------------        ------------------        -------------------
                                             Number        Percent                                  Number      Percent
                                             ------        -------                                  ------      -------
 Computer Associates International, Inc.    500,000          1.7%                500,000               0             *
 One Computer Associates Plaza
 Islandia, NY 11178-7000


 Alfred University                           33,306           *                   33,306               0             *
 c/o Bankers Trust
 14 Wall Street, 4th Floor
 Window 43
 New York, NY
 Account # 173539

 Core Technology Fund, Inc.                 261,368           *                  261,368               0             *
 c/o Bear Stearns
 NSCC NY Window
 55 Water Street
 Concourse Level - South Building
 New York, NY 10041
 Account #483-95509

 Executive Technology Fund L.P.              56,164           *                   56,164               0             *
 c/o Bear Stearns
 NSCC NY Window
 55 Water Street
 Concourse Level - South Building
 New York, NY 10041
 Account #483-69762

 Foundation Partners L.P.                    31,840           *                   31,840               0             *
 c/o Commerce Bank
 Bank of New York
 One Wall Street - 3rd Floor
 Window A
 New York, NY 10004
 Bank of New York Account #068008


                                      -15-


                                              Shares Beneficially             Shares of             Shares Beneficially
                                                 Owned Prior                 Common Stock              Owned After
 Name Of Selling Shareholder                   to the Offering(1)          Offered Hereby(1)         the Offering(1)(2)
----------------------------                 ---------------------        ------------------        -------------------
                                             Number        Percent                                  Number      Percent
                                             ------        -------                                  ------      -------
 The Matrix Technology Group N.V.            33,370           *                   33,370               0             *
 c/o Morgan Guaranty Trust
 15 Broad Street
 Level A Window
 New York, NY 10015
 Account # PBD-82464

 Rochester Institute of Technology           98,315           *                   98,315               0             *
 c/o Bank of New York
 One Wall Street -3rd Floor
 Window A
 New York, NY 10004
 Account #071-395

 Sci-Tech Investment Partners L.P.           84,711           *                   84,711               0             *
 c/o Bear Stearns
 NSCC NY Window
 55 Water Street
 Concourse Level - South Building
 New York, NY 10041
 Account #483-53721

 SG Partners, L.P.                          176,314           *                  176,314               0             *
 c/o Bear Stearns
 NSCC NY Window
 55 Water Street
 Concourse Level - South Building
 New York, NY 10041
 Account #483-67191

 Tampsco II Partnership                      13,186           *                  13,186                0             *
 c/o United Missouri Trust Company
 One Battery Park Plaza - 8th Floor
 New York, NY 10004
 Account #29-0953-02-5

 UMBTRU & Co.                                 3,297           *                   3,297                0             *
 c/o United Missouri Trust Company
 One Battery Park Plaza - 8th Floor
 New York, NY 10004


                                      -16-


                                              Shares Beneficially             Shares of             Shares Beneficially
                                                 Owned Prior                 Common Stock              Owned After
 Name Of Selling Shareholder                   to the Offering(1)          Offered Hereby(1)         the Offering(1)(2)
----------------------------                 ---------------------        ------------------        -------------------
                                             Number        Percent                                  Number      Percent
                                             ------        -------                                  ------      -------
 Yale University                            347,965         1.2%                 347,965               0             *
 c/o Bankers Trust
 14 Wall Street, 4th Floor
 Window 43
 New York, NY
 Account # 109741-99

 Yale Retirement Plan for Staff Employees    39,411           *                   39,411               0             *
 c/o State Street Bank and Trust Company
 State Street Boston Securities Corp.
 61 Broadway
 TP Concourse Level
 New York NY 10006
 Account #7CO3

 Camelot Capital LP                         471,698         1.6%                 471,698               0             *
 10 Glenville St.
 Greenwich, CT 06831

 Camelot Offshore Fund Limited              141,510           *                  141,510               0             *
 10 Glenville St.
 Greenwich, CT 06831

 John Bowman (3)                            334,906         1.1%                 147,406            187,500          *
 826 Gray Fox Circle
 Pleasanton, CA 94566

 Scott Broomfield (4)                       669,811         2.2%                 294,811            375,000         1.3%
 1921 Adelaide Way
 San Jose, CA 95124

 John Griffin (5)                           164,073          *                   147,406             16,667          *
 "Akenfield"
 35 Greenhill Road
 Otford, Kent, U.K. TN14 5RR

 Larry Hill (6)                              88,444          *                    88,444               0             *
 816 Mountain View Drive
 Lafayette, CA 94549

 Ken Kneis                                  147,406          *                   147,406               0             *
 560 Montwood Circle
 Redwood City, CA 94061


                                      -17-


                                              Shares Beneficially             Shares of             Shares Beneficially
                                                 Owned Prior                 Common Stock              Owned After
 Name Of Selling Shareholder                   to the Offering(1)          Offered Hereby(1)         the Offering(1)(2)
----------------------------                 ---------------------        ------------------        -------------------
                                             Number        Percent                                  Number      Percent
                                             ------        -------                                  ------      -------
 William H. Lane III and Kathleen M.(7)
 Lane Trust DTD December 26, 1995           482,311         1.6%                 294,811            187,500          *
 10695 Magdalena Avenue
 Los Altos Hills, CA 94024

 Rochon Capital Group, Ltd. (8)             310,377         1.0%                 310,377                0            *
 16 Mary Street, Suite 2000
 San Rafael, CA 94901

 Elizabeth Tracy (9)                         44,340          *                    44,340                0            *
 16 Mary Street, Suite 2000
 San Rafael, CA 94901

______________________________
*    Less than 1%

(1) Information with respect to beneficial ownership is based upon information contained in filings made by certain Selling Shareholders with the Securities and Exchange Commission, and information obtained from the Company's transfer agent and certain of the Selling Shareholders. Includes with respect to the following persons or entities warrants exercisable for the following number of shares of the Company's Common Stock: Computer Associates International, Inc. - 500,000; Alfred University - 6,661; Core Technology Fund, Inc. - 52,274; Executive Technology Fund L.P. - 11,233; Foundation Partners L.P. - 6,368; The Matrix Technology Group N.V. - 6,674; Rochester Institute of Technology - 19,663; Sci-Tech Investment Partners L.P. - 16,942; SG Partners, L.P. - 35,263; Tampsco II Partnership - 3,297; Yale University - 69,593; Yale Retirement Plan for Staff - 7,882; Camelot Capital LP - 94,340; Camelot Offshore Fund Limited - 28,302; John Bowman - 29,481; Scott Broomfield - 58,962; John Griffin - 29,481; Larry Hill - 17,689; Ken Kneis - 29,481; William H. Lane III and Kathleen M. Lane Trust DTD December 26, 1995 - 58,962. Includes with respect to the following individuals stock options exercisable within 60 days of April 20, 1998:
     John Bowman - 187,500; Scott Broomfield - 375,000; John Griffin - 16,667; Kathleen M. Lane - 187,500.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."

(3) John Bowman is Senior Vice President, Finance and Operations and Chief Financial Officer of the Company.

(4) Scott Broomfield is President, Chief Executive Officer and Chairman of the Board of Directors of the Company.

(5)  John Griffin is Vice President, International Sales of the Company.

(6) Larry Hill is a principal of Hickey & Hill Incorporated ("H&H") with whom the Company entered into a letter agreement dated November 5, 1997 (the "H&H Agreement") for the services of Scott Broomfield, John Bowman and Kathy Lane, the Company's Chief Executive Officer and President, Chief Financial Officer, and principal marketing officer, respectively. The H&H Agreement was subsequently amended by consent of the Company's Board of Directors on February 26, 1998 and March 17, 1998.

(7) Kathleen M. Lane, a trustee of the William H. Lane III and Kathleen M. Lane Trust DTD December 26, 1995 is Senior Vice President, Marketing of the Company.

(8) Rochon Capital Group, Ltd. acted as the Company's financial adviser in connection with the following transactions, all of which closed on February 27, 1998: the sale by Computer Associates International, Inc. of the Company's promissory note (the "CA Note") plus accrued interest in the amount of $12,251,000 to Newport Acquisition Company No. 2, LLC ("NAC"); the conversion of the CA Note by NAC into 11,415,094 shares of the Company's Common Stock; the issuance and sale by the Company of a Common Stock Warrant exercisable for 500,000 shares to CA; and the issuance and sale of Common Stock and Warrants to certain investors totaling, upon exercise, 2,912,739 shares of Common Stock in a Private Placement of the Company's securities.

(9)  Elizabeth Tracy is a registered representative of Rochon Capital Group,
     Ltd.

     Except as described in footnotes 3 through 9 to the foregoing table, no Selling Shareholder has had any material relationship with the Company or any of its predecessors or affiliates within the last three years.

                                   LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. As of the date of this Registration Statement, certain members of Venture Law Group and investment partnerships of which members of Venture Law Group are partners beneficially own 28,000 shares of the Registrant's Common Stock.

                                      EXPERTS

     The financial statements of Centura Software Corporation incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Shareholders are payable individually by the Selling Shareholders. All amounts are estimates except the registration fee.


                                                                                                Amount
                                                                                              To be Paid
                                                                                              -----------
Registration Fee.....................................................................           $2,205.44
Legal Fees and Expenses..............................................................         $159,000.00
Accounting Fees and Expenses.........................................................           $5,000.00
Fees of Rochon Capital Group, Ltd. in connection with the Private Placement a
   and related transactions..........................................................         $395,000.00
Miscellaneous........................................................................           $7,794.56

      Total..........................................................................         $569,000.00


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Centura's Articles of Incorporation limit the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the California Corporations Code ("California Law"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recission. The limitation on monetary liability also does not apply to liabilities arising under the federal securities laws.

     Centura's Bylaws provide that Centura shall indemnify its directors and officers to the fullest extent permitted by California Law, including circumstances in which indemnification is otherwise discretionary under California Law. The Company has entered into indemnification agreements with its officers and directors containing provision which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require Centura, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

     Centura believes that the limitation provision in its Articles of Incorporation and the indemnification provisions in its Articles of Incorporation, Bylaws and indemnification agreements will facilitate Centura's ability to continue to attract and retain qualified individuals to serve as directors of Centura. Centura has also obtained directors and officers' liability insurance covering, subject to certain exceptions, actions taken by Centura's directors and officers in their capacities as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.   EXHIBITS

       Exhibit
       Number       Description of Exhibit
       ------       ----------------------
        4.1(1)      Preferred Shares Rights Agreement, dated as of August 3,
                    1994, between the Registrant and Chemical Trust Company
                    of California, including the Certificate of Determination
                    of Rights, Preferences and Privileges of Series A
                    Participating Preferred Stock, the form of Rights
                    Certificate and the Summary of Rights, attached thereto
                    as Exhibits A, B and C, respectively.
        4.2(2)      Amendment to Preferred Shares Rights Agreement effective
                    February 27, 1998.
        5.1         Opinion of Venture Law Group, A Professional Corporation
       10.30 (2)    Common Stock and Warrant Purchase Agreement dated February 27,
                    1998 between the Registrant and certain Purchasers of the
                    Registrant's Common Stock.
       10.32 (2)    Warrant Purchase Agreement dated February 27, 1998 between the
                    Registrant and Computer Associates International, Inc.
       10.34 (2)    Common Stock Purchase Warrants issued to Rochon Capital Group,
                    Ltd. on February 27, 1998.
       23.1         Consent of Price Waterhouse LLP, Independent Accountants
       23.2         Consent of Counsel (included in Exhibit 5.1)
       24.1         Power of Attorney (see page II-3)


---------------------------
(1) Incorporated by reference from the Registrant's Registration Statement on Form 8-A filed with the Commission on August 10, 1994.
(2) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

ITEM 17.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on the 28th day of April 1998.

                                        CENTURA SOFTWARE CORPORATION



                                        By: /s/ Scott R. Broomfield
                                            ----------------------------------
                                            Scott R. Broomfield
                                            President, Chief Executive Officer
                                            and Chairman of the Board of
                                            Directors
                                            (Principal Executive Officer)


                                  POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Scott R. Broomfield and John W. Bowman, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       SIGNATURE                                     TITLE                        DATE
-------------------------   -----------------------------------------------   --------------

/s/ Scott R. Broomfield     President, Chief Executive Officer and Chairman   April 28, 1998
-------------------------   of the Board of Directors
   Scott R. Broomfield      (Principal Executive Officer)


/s/ John W. Bowman
-------------------------
     John W. Bowman         Senior Vice President, Finance and Operations     April 28, 1998
                            and Chief Financial Officer
                            (Principal Financial and Accounting Officer)


/s/ Samual M. Inman
-------------------------
     Samuel M. Inman        Director                                          April 28, 1998


/s/ Jack King
-------------------------
        Jack King           Director                                          April 28, 1998


/s/ Philip Koen
-------------------------
       Philip Koen          Director                                          April 28, 1998


                                      II-4


       SIGNATURE                                     TITLE                        DATE
-------------------------   -----------------------------------------------   --------------

/s/ Earl M. Stahl
-------------------------
      Earl M. Stahl         Director                                          April 28, 1998


                            CENTURA SOFTWARE CORPORATION

                                 INDEX TO EXHIBITS


       Exhibit
       Number
       ------
       4.1 (1)      Preferred Shares Rights Agreement, dated as of August 3,
                    1994, between the Registrant and Chemical Trust Company
                    of California, including the Certificate of Determination
                    of Rights, Preferences and Privileges of Series A
                    Participating Preferred Stock, the form of Rights
                    Certificate and the Summary of Rights, attached thereto
                    as Exhibits A, B and C, respectively.

       4.2 (2)      Amendment to Preferred Shares Rights Agreement effective
                    February 27, 1998.

       5.1          Opinion of Venture Law Group, A Professional Corporation

       10.30 (2)    Common Stock and Warrant Purchase Agreement dated February 27,
                    1998 between the Registrant and certain Purchasers of the
                    Registrant's Common Stock.

       10.32 (2)    Warrant Purchase Agreement dated February 27, 1998 between the
                    Registrant and Computer Associates International, Inc.

       10.34 (2)    Common Stock Purchase Warrants issued to Rochon Capital Group,
                    Ltd. on February 27, 1998.

       23.1         Consent of Price Waterhouse LLP, Independent Accountants

       23.2         Consent of Counsel (included in Exhibit 5.1)

       24.1         Power of Attorney (see page II-4)


---------------------------
(1) Incorporated by reference from the Registrant's Registration Statement on Form 8-A filed with the Commission on August 10, 1994.
(2) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.